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                                                                       EXHIBIT 5



                              MANAGEMENT AGREEMENT



         AGREEMENT made as of January 1, 1997, by and between MERRILL LYNCH INDEX TRUST, a Delaware business trust (hereinafter referred to as the "Trust") on behalf of its series named in the one or more Addenda hereto (each, a "Series") and MERRILL LYNCH ASSET MANAGEMENT, L.P., a Delaware limited partnership, doing business as MERRILL LYNCH ASSET MANAGEMENT (hereinafter referred to as the "Manager"). This Agreement and the Addendum or Addenda pertaining to a Series shall constitute the "investment advisory contract" for the Series for purposes of Section 15(a) of the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act").



                              W I T N E S S E T H:



         WHEREAS, the Trust is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

         WHEREAS, the Trustees of the Trust (the "Trustees") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares; and

         WHEREAS, the Trustees have established and designated the Series as series of the Trust; and

         WHEREAS, the Manager is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

         WHEREAS, the Trust desires to retain the Manager to provide management and investment advisory services to the Series in the manner and on the terms hereinafter set forth; and

         WHEREAS, the Manager is willing to provide management and investment advisory services to the Series on the terms and conditions hereafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Manager hereby agree as follows:
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                                   ARTICLE I
                             DUTIES OF THE MANAGER

         The Trust hereby employs the Manager to act as a manager and investment adviser of the Series and to furnish, or arrange for affiliates to furnish, the management and investment advisory services described below, subject to the policies of, review by and overall control of the Trustees, for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Manager and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Series in any way or otherwise be deemed agents of the Trust or the Series.

         (a) Management Services. The Manager shall perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of the Trust and the Series including administering shareholder accounts and handling shareholder relations. The Manager shall provide the Trust and the Series with office space, facilities, equipment and necessary personnel and such other services as the Manager, subject to review by the Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Manager shall also, on behalf of the Trust and the Series, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Manager shall generally monitor the Trust's and the Series' compliance with investment policies and restrictions as set forth in the Registration Statement of the Trust filed with the Securities and Exchange Commission under the Investment Company Act, as amended from time to time (the "Registration Statement"). The Manager shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Series as it shall determine to be desirable.

         (b) Investment Advisory Services. The Manager shall provide (or arrange for affiliates to provide) the Trust with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Series, shall furnish continuously an investment program for the Series and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Series shall be held in the various securities and other financial instruments in which the Series invests or cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Series' investment objectives, investment policies and investment restrictions as the same are set forth in the Trust's current Registration Statement. The Manager shall make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Series' portfolio securities shall be exercised. Should the Trustees at any time,





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however, make any definite determination as to investment policy and notify the
Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Series, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Series' account with brokers or dealers selected by it, and to that end, the Manager is authorized as the agent of the Trust to give instructions to the custodian of the Series as to deliveries of securities and payments of cash for the account of the Series. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of the Series, the Manager is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Trustees and set forth in the current Registration Statement. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Manager may select brokers or dealers with which it or the Trust is affiliated.

                                   ARTICLE II
                       ALLOCATION OF CHARGES AND EXPENSES

         (a) The Manager. The Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall, at its own expense, provide the office space, facilities and necessary personnel which it is obligated to provide under
Article I hereof, and shall pay compensation of all Officers of the Trust and all Trustees of the Trust who are affiliated persons of the Manager.

         (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust and the Series (except for the expenses paid by the Distributor), including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports, copies of the Registration Statement, charges of the custodian, any sub-custodian and transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Manager, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Series. It is also understood that the Trust shall reimburse the Manager for its costs in providing accounting services to the Trust and the Series. The Distributor will pay certain of the expenses of the Series incurred in connection with the continuous offering of shares of beneficial interest of each the Series.

                                  ARTICLE III
                          COMPENSATION OF THE MANAGER

         Management and Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Manager, the Series shall pay to the Manager at the end of each





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calendar month a fee based upon the average daily value of the net assets of the Series, as determined and computed in accordance with the description of the determination of net asset value contained in the Registration Statement, at the annual rate of set forth on the Addendum or Addenda pertaining to the Series, commencing on the day following effectiveness hereof. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Manager's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated above. During any period when the determination of net asset value is suspended by the Trustees, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                   ARTICLE IV
                     LIMITATION OF LIABILITY OF THE MANAGER

         The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust and the Series, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Manager" shall include any affiliates of the Manager performing services for the Trust or the Series contemplated hereby and partners, directors, officers and employees of the Manager and such affiliates.

                                   ARTICLE V
                           ACTIVITIES OF THE MANAGER

         The services of the Manager to the Trust and the Series are not to be deemed to be exclusive, and the Manager and each affiliate is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Trust and the Series are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners and shareholders or otherwise, and that the Manager and directors, officers, employees, partners and shareholders of the Manager and its affiliates are or may become similarly interested in the Trust or the Series as shareholders or otherwise.

                                   ARTICLE VI
                   DURATION AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective with respect to a Series as of the date such Series commences investment operations, and shall remain in force with respect to such Series for two years thereafter or, if sooner, until such date as may be set forth in the Addendum pertaining to the Series, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees, or with respect to any Series by the vote of a majority of the outstanding voting





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securities of the Series, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or with respect to a Series by the vote of a majority of the outstanding voting securities of the Series, or by the Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VII
                          AMENDMENTS OF THIS AGREEMENT

         This Agreement may be amended by the parties only if such amendment is specifically approved by (i) (a) with respect to all Series, by the vote of a majority of outstanding voting securities of the Series, and (b) with respect to any one Series by the vote of a majority of outstanding voting securities of such Series; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII
                          DEFINITIONS OF CERTAIN TERMS

         The terms "vote of majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX
                                 GOVERNING LAW

         This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


                                   ARTICLE X
                    Limitation of Obligations of the Series

          The obligations of each Series hereunder shall be limited to the assets of that Series, shall be separate from the obligations of each other Series, and no Series shall be liable for the obligations of any other Series.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                       MERRILL LYNCH INDEX TRUST



                                       By: /s/ Terry K. Glenn
                                               Title: President

                                       MERRILL LYNCH ASSET MANAGEMENT, L.P.



                                       By: /s/ Arthur Zeikel
                                               Title: President





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                       ADDENDUM A TO MANAGEMENT AGREEMENT


          Name of Series                                                                      Management Fee
          --------------                                                                      --------------

Merrill Lynch S&P 500 Index Series  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  0.05%
Merrill Lynch Small Cap Index Series  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  0.08%
Merrill Lynch Aggregate Bond Index Series . . . . . . . . . . . . . . . . . . . . . . . . . . . .  0.06%
Merrill Lynch International Index Series  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  0.11%